EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its March 2014 Newsletter: Multi-Point Plan Positively Impacting Earnings

WHITE PLAINS, NY, March 19, 2014 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") released its March 2014 newsletter today.

March Quarter on Track

Our established origination platform and sponsor relationships are combining to drive strong, attractive originations during the second half of the March quarter. The initiatives to improve net investment income, which we discussed in past earnings conference calls and newsletters, are generating the returns we anticipated. As a result, we estimate that we are on pace for the March quarter to cover the current dividend level declared by the Board of Directors. We anticipate future earnings should continue to benefit from maintaining leverage within our target range and further progress on our initiatives should result in the addition of higher yielding assets to the portfolio with favorable risk-adjusted returns. This may provide our Board of Directors the opportunity to declare a higher dividend level in the future.

Venture Lending Producing Results

We are pleased to report that momentum continues to build in venture lending. We closed three financings totaling $55 million of gross originations in recent weeks, with additional opportunities in the pipeline.   The venture loans in our portfolio have higher yields than the portfolio average, and most include warrants which may generate future capital gains. For example, one of the companies in our venture portfolio in which we own a small warrant position has recently filed for an IPO. A successful public offering may enable us to monetize our warrant position after the lock-up period expires.

SSLP Nears Completion

As we previously discussed during our earnings conference call in February, we are currently in the documentation stage and making progress towards forming a partnership to establish a Senior Secured Loan Program (SSLP). We are also in discussions with several other parties about additional partnerships. We anticipate that these types of partnerships, if completed, can ultimately generate a mid-teens return on equity for FSC.

Capital Structure a Competitive Advantage

We recently became one of three BDCs to access the institutional high-grade bond market when we issued $250 million of five-year unsecured notes at a coupon of 4.875%. The institutional high-grade bond market is one of the largest global capital markets, and represents a new pool of debt capital for FSC to access. As we grow our balance sheet, we intend to continue accessing this segment of the capital markets opportunistically for longer-term unsecured debt. As a reminder, FSC is one of only six BDCs to be rated investment grade by both Fitch Ratings and Standard & Poor's.

FSC has taken multiple steps to improve the terms, cost and diversity of funding sources, which provide us with one of the most attractive capital structures among BDCs. We maintain multiple relationships with bank lenders and several different types of unsecured debt with staggered maturities.

Syndications Creating Value

The capital markets team is generating results. We syndicated $70 million of investments thus far during the March quarter, and are in various stages of discussion with multiple parties regarding syndications of other loans.

Deepening the Bench

One of the latest additions to FSC's team is Richard A. Petrocelli, who recently joined as FSC's Chief Accounting Officer.  Rich previously spent 15 years at Saratoga Partners, a middle market private equity firm, where he was Managing Director and Chief Financial Officer.  Additionally, Rich served as Chief Financial Officer and Chief Compliance Officer of Saratoga's publicly-traded BDC, Saratoga Investment Corp.  Rich has over 20 years of finance and accounting experience across a wide variety of roles in the asset management industry.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.  The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC.  Named 2013 "Lender Firm of the Year" by The M&A Advisor, Fifth Street Management is an SEC-registered investment adviser and leading alternative asset manager with over $3 billion in assets under management.  With a track record of more than 15 years, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million.  FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Executive Director of Finance
         & Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Corporate Development:
         Juan Alva, Managing Director, Head of Strategy
         & Corporate Development
         (818) 876-9665
         juan@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com